Exhibit 99.1

MYR Group Inc. Announces Fourth-Quarter and Full-Year 2013 Results

Rolling Meadows, Ill., March 5, 2014 — MYR Group Inc. (“MYR” or the “Company”) (NASDAQ: MYRG), a leading specialty contractor serving the electrical infrastructure market in the United States, today announced its fourth-quarter and full-year 2013 financial results.

Highlights

•                  Q4 2013 revenues of $254.6 million compared to $247.8 million in Q4 2012.

•                  Q4 2013 net income of $10.0 million compared to $9.8 million in Q4 2012.

•                  Q4 2013 gross profit of $33.8 million compared to $32.9 million in Q4 2012.

•                  Q4 2013 EBITDA of $23.5 million compared to $22.3 million in Q4 2012.

•                  Full-year 2013 net income of $34.8 million compared to $34.3 million for the full-year 2012.

•                  Full-year 2013 gross profit of $124.9 million compared to $118.7 million for the full-year 2012.

•                  Full-year 2013 gross margin of 13.8 percent compared to 11.9 percent for the full-year 2012.

•                  Full-year 2013 EBITDA of $84.8 million compared to $80.7 million for the full-year 2012.

Management Comments

Bill Koertner, MYR’s President and CEO said, “We closed 2013 with another solid quarter, highlighted by higher revenues, gross profit, net income, and cash generation. We intend to stay disciplined in our approach towards marketing, bidding, project execution, safety, contract administration, quality, and customer service. That discipline has served us well in the past and remains key to our future success” Mr. Koertner added “We are exploring new regional markets in the United States as well as opportunities in Canada. Our solid reputation in the industry plus our strong balance sheet including significant cash reserves and borrowing capacity, position MYR to expand the business through organic growth or acquisitions, assuming they meet our investment criteria. We believe our investment in recruiting and developing key management and craft personnel, specialty equipment and tooling will enable us to win and execute projects of all sizes in both existing and new markets. “

Fourth-Quarter Results

MYR reported fourth-quarter 2013 revenues of $254.6 million, an increase of $6.8 million, or 2.8 percent, compared to the fourth quarter of 2012. Specifically, the Transmission and Distribution (T&D) segment reported revenues of $200.7 million, a decrease of $3.0 million, or 1.5 percent, over the fourth quarter of 2012. The decrease in T&D revenues was the result of a reduction in storm work, partially offset by higher revenues from large transmission projects as compared to the same quarter of last year. The Commercial and Industrial (C&I) segment reported fourth-quarter 2013 revenues of $53.9 million, an increase of $9.8 million, or 22.2 percent, over the fourth quarter of 2012. The increase in C&I revenues was mainly due to an increase in revenues from a few large projects.

Consolidated gross profit increased to $33.8 million in the fourth quarter of 2013, compared to $32.9 million in the fourth quarter of 2012. Gross margin was 13.3 percent in the fourth quarter of both 2013 and 2012. The increase in gross profit was largely due to higher revenues along with continued strong project execution and higher equipment utilization. Approximately 80 basis points of the 13.3 percent gross margin in the current quarter was due to improved contract margins on several large transmission projects as a result of increased productivity levels, cost efficiencies, additional work and effective contract management. Approximately 100 basis points of the 13.3 percent gross margin in the fourth quarter of 2012 were due to higher storm work.

Selling, general and administrative expenses increased to $18.1 million in the fourth quarter of 2013 compared to $17.5 million in the fourth quarter of 2012. The increase in selling, general and administrative expenses was primarily due to increased legal reserves and expenses pertaining to ongoing litigation. As a percentage of revenues, selling, general and administrative expenses were 7.1 percent for both of the three month periods ended December 31, 2013 and 2012.

For the fourth quarter of 2013, net income was $10.0 million compared to $9.8 million for the same period of 2012. Diluted earnings per share were $0.46 for both of the three month periods ended December 31, 2013 and 2012. Fourth-quarter 2013 EBITDA, a non-GAAP financial measure, was $23.5 million, or 9.2 percent of revenues, compared to $22.3 million, or 9.0 percent of revenues, in the fourth quarter of 2012.

Full-Year Results

MYR reported revenues of $902.7 million for the full year of 2013, a decrease of $96.3 million, or 9.6 percent, compared to $999.0 million for the full year of 2012. Specifically, the T&D segment reported revenues of $722.4 million, a decrease of $106.3 million, or 12.8 percent, over the full year of 2012. The majority of the decrease in revenues was the result of lower material and subcontractor costs associated with several large transmission projects. Material and subcontractor cost in the T&D segment comprised approximately 27 percent of total contract cost in the full year of 2013, compared to approximately 42 percent in the full year of 2012. T&D revenues from storm work declined $26.7 million to $14.6 million in full year of 2013 from $41.3 million in full year of 2012.The C&I segment reported full-year 2013 revenues of $180.3 million, an increase of 5.9 percent compared to the full year of 2012, due mainly to an increase in revenues from a few large projects.

Consolidated gross profit increased to $124.9 million for the full year of 2013 from $118.7 million for the full year of 2012. Gross margin increased to 13.8 percent for the full year of 2013 from 11.9 percent for the full year of 2012. The increase in both gross profit and gross margin was largely due to better project execution, higher equipment utilization and the underlying mix of contract cost components, which included less material and subcontractor cost and more of the Company’s labor and equipment cost, on a relative basis. Approximately 80 basis points of the 13.8 percent gross margin was due to improved contract margins on several large transmission projects as a result of increased productivity levels, cost efficiencies, additional work and effective contract management.

Selling, general and administrative expenses increased to $69.8 million for the full year of 2013 from $63.6 million for the full year of 2012. Selling, general and administrative expenses increased in 2013 primarily due to an increase in legal reserves and expenses of $3.6 million pertaining to ongoing litigation. The remaining increase in selling, general and administrative expenses was mostly due to an increase in employee compensation and fringe benefits related primarily to the increased number of personnel to support operations. As a percentage of revenues, selling, general and administrative expenses increased to 7.7 percent for the full year of 2013 from 6.4 percent for the full year of 2012.

Full-year 2013 net income was $34.8 million, or $1.61 per diluted share, compared to $34.3 million, or $1.60 per diluted share, for the same period of 2012. EBITDA for the full year of 2013 was $84.8 million, or 9.4 percent of revenues, compared to $80.7 million, or 8.1 percent of revenues, for the full year of 2012.

Backlog

As of December 31, 2013, MYR’s backlog was $326.1 million, consisting of $189.3 million in the T&D segment and $136.8 million in the C&I segment. Total backlog at December 31, 2013 was $117.9 million lower compared to the $444.0 million reported at September 30, 2013. T&D backlog at December 31, 2013 declined $108.6 million, or 36.5 percent from September 30, 2013, while C&I backlog decreased $9.3 million, or 6.4 percent, over the same period.  Total backlog at December 31, 2013 decreased $171.5 million, or 34.5 percent, from the $497.6 million reported at December 31, 2012. The reduction in the 2013 backlog was the result of substantial construction activity performed throughout the year on many multi-year projects awarded in previous periods. These projects have not been replaced with projects of similar size and scope.

Balance Sheet and Cash Flow

As of December 31, 2013, MYR had cash and cash equivalents of $76.5 million and $156.6 million of borrowing availability under its credit facility. In the full year of 2013, MYR generated $95.1 million of cash from operations and used $42.7 million for capital expenditures, which included $3.7 million to acquire construction equipment to establish operations in Alaska.

Non-GAAP Financial Measures

To supplement MYR’s financial statements presented in accordance with generally accepted accounting principles in the United States (GAAP), MYR uses certain non-GAAP measures. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found at the end of this release.  MYR’s definitions of these non-GAAP measures may differ from similarly titled measures used by others.  These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

MYR believes that these non-GAAP measures are useful because they (i) provide both management and investors meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of recurring core business operating results, (ii) permit investors to view MYR’s performance using the same tools that management uses to evaluate MYR’s past performance, reportable business segments and prospects for future performance, (iii) publicly disclose results that are relevant to financial covenants included in MYR’s credit facility and (iv) otherwise provide supplemental information that may be useful to investors in evaluating MYR.

Conference Call

MYR will host a conference call to discuss its fourth-quarter and full-year 2013 results on Thursday, March 6, 2014, at 9:00 a.m. Central time. To participate in the conference call via telephone, please dial (877) 561-2750 (domestic) or (763) 416-8565 (international) at least five minutes prior to the start of the event. A replay of the conference call will be available through Wednesday, March 12, 2014, at 11:59 p.m. Eastern time, by dialing (855) 859-2056 or (404) 537-3406, and entering conference ID 17234884. MYR will also broadcast the conference call live via the internet. Interested parties may access the webcast through the Investor Relations section of the Company’s website at www.myrgroup.com. Please access the website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. The webcast will be available until Wednesday, March 12, 2014.

About MYR Group Inc.

MYR Group is a leading specialty contractor serving the electrical infrastructure market throughout the United States and has the experience and expertise to complete electrical installations of any type and size. MYR Group’s comprehensive services on electric transmission and distribution networks and substation facilities include design, engineering, procurement, construction, upgrade, maintenance and repair services. MYR Group’s transmission and distribution customers include electric utilities, private developers, cooperatives and municipalities. MYR Group also provides commercial and industrial electrical contracting services to property owners and general contractors throughout the western United States. For more information, visit myrgroup.com.

Forward-Looking Statements

Various statements in this announcement, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenue, income, capital spending, segment improvements and investments. Forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “possible,”  “plan,” “goal,” “see,” “should,” “could,” “appears,” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this announcement speak only as of the date of this announcement; we disclaim any obligation to update these statements (unless required by securities laws), and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Forward-looking statements in this press announcement should be evaluated together with the many uncertainties that affect MYR’s business, particularly those mentioned in the risk factors and cautionary statements in Item 1A of MYR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and in any risk factors or cautionary statements contained in MYR’s Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

MYR Group Inc. Contact:

Paul J. Evans, Chief Financial Officer, 847-290-1891, investorinfo@myrgroup.com

Investor Contact:

Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

Financial tables follow…

MYR GROUP INC.

Unaudited Consolidated Balance Sheets

As of December 31, 2013 and 2012

	December 31,
(in thousands, except share and per share data)	2013	2012
ASSETS
Current assets
Cash and cash equivalents	$76,454	$19,825
Accounts receivable, net of allowances of $1,132 and $1,305, respectively	173,468	167,241
Costs and estimated earnings in excess of billings on uncompleted contracts	40,519	61,773
Deferred income tax assets	14,550	12,742
Receivable for insurance claims in excess of deductibles	11,389	11,379
Refundable income taxes	1,286	1,044
Other current assets	6,283	4,396
Total current assets	323,949	278,400
Property and equipment, net of accumulated depreciation of $115,679 and $88,042, respectively	142,931	128,911
Goodwill	46,599	46,599
Intangible assets, net of accumulated amortization of $2,893 and $2,558, respectively	10,199	10,534
Other assets	1,744	1,904
Total assets	$525,422	$466,348

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$79,605	$84,481
Billings in excess of costs and estimated earnings on uncompleted contracts	52,952	32,589
Accrued self insurance	39,111	39,583
Other current liabilities	32,711	32,240
Total current liabilities	204,379	188,893
Deferred income tax liabilities	23,719	21,530
Other liabilities	1,233	1,235
Total liabilities	229,331	211,658
Commitments and contingencies
Stockholders’ equity
Preferred stock—$0.01 par value per share; 4,000,000 authorized shares; none issued and outstanding at December 31, 2013 and 2012	$—	$—
Common stock—$0.01 par value per share; 100,000,000 authorized shares; 21,223,076 and 20,747,161 shares issued and outstanding at December 31, 2013 and 2012, respectively	210	206
Additional paid-in capital	161,202	154,564
Retained earnings	134,679	99,920
Total stockholders’ equity	296,091	254,690
Total liabilities and stockholders’ equity	$525,422	$466,348

MYR GROUP INC.

Unaudited Consolidated Statements of Operations

Three Months and Twelve Months Ended December 31, 2013 and 2012

	Three months ended		For the year ended
	December 31,		December 31,
(in thousands, except per share data)	2013	2012	2013	2012

Contract revenues	$254,581	$247,763	$902,729	$998,959
Contract costs	220,743	214,847	777,852	880,306
Gross profit	33,838	32,916	124,877	118,653
Selling, general and administrative expenses	18,091	17,503	69,818	63,575
Amortization of intangible assets	84	84	335	335
Gain on sale of property and equipment	(123)	(312)	(893)	(1,019)
Income from operations	15,786	15,641	55,617	55,762
Other income (expense):
Interest income	6	1	9	2
Interest expense	(190)	(98)	(727)	(852)
Other, net	(12)	(76)	(27)	(222)
Income before provision for income taxes	15,590	15,468	54,872	54,690
Income tax expense	5,568	5,697	20,113	20,428
Net income	$10,022	$9,771	$34,759	$34,262
Income per common share:
—Basic	$0.47	$0.47	$1.65	$1.67
—Diluted	$0.46	$0.46	$1.61	$1.60
Weighted average number of common shares and potential common shares outstanding:
—Basic	20,974	20,516	20,821	20,391
—Diluted	21,548	21,253	21,431	21,172

MYR GROUP INC.

Unaudited Consolidated Statements of Cash Flows

Three Months and Twelve Months Ended December 31, 2013 and 2012

	Three months ended		For the year ended
	December 31,		December 31,
(in thousands of dollars)	2013	2012	2013	2012

Cash flows from operating activities:
Net income	$10,022	$9,771	$34,759	$34,262
Adjustments to reconcile net income to net cash flows provided by operating activities —
Depreciation and amortization of property and equipment	7,657	6,654	28,860	24,821
Amortization of intangible assets	84	84	335	335
Stock-based compensation expense	968	894	3,519	2,923
Deferred income taxes	(19)	2,490	381	2,687
Gain on sale of property and equipment	(123)	(312)	(893)	(1,019)
Other non-cash items	37	7	151	110
Changes in operating assets and liabilities
Accounts receivable, net	7,680	(2,801)	(6,227)	(40,330)
Costs and estimated earnings in excess of billings on uncompleted contracts	1,390	1,334	21,254	(18,079)
Construction materials inventory	—	—	—	4,003
Receivable for insurance claims in excess of deductibles	80	(97)	(10)	(1,257)
Other assets	(2,933)	(3,998)	(2,138)	(1,619)
Accounts payable	13,456	(7,830)	(5,289)	11,067
Billings in excess of costs and estimated earnings on uncompleted contracts	(14,066)	2,524	20,363	7,644
Accrued self insurance	(82)	(46)	(472)	733
Other liabilities	(582)	(1,415)	469	3,718
Net cash flows provided by operating activities	23,569	7,259	95,062	29,999
Cash flows from investing activities:
Proceeds from sale of property and equipment	237	327	1,151	1,204
Purchases of property and equipment	(11,185)	(5,155)	(42,725)	(37,249)
Net cash flows used in investing activities	(10,948)	(4,828)	(41,574)	(36,045)
Cash flows from financing activities:
Net borrowings (repayments) on revolving credit facility	—	—	—	(10,000)
Employee stock option transactions	587	445	1,762	1,309
Excess tax benefit from stock-based awards	352	350	1,323	524
Debt issuance costs	—	—	—	(13)
Other financing activities	—	—	56	38
Net cash flows provided by (used in) financing activities	939	795	3,141	(8,142)
Net increase (decrease) in cash and cash equivalents	13,560	3,226	56,629	(14,188)
Cash and cash equivalents:
Beginning of period	62,894	16,599	19,825	34,013
End of period	$76,454	$19,825	$76,454	$19,825

MYR GROUP INC.

Unaudited Consolidated Selected Data and Net Income Per Share

Three Months and Twelve Months Ended December 31, 2013 and 2012

	Three months ended		Last twelve months ended
	December 31,		December 31,
(in thousands, except per share data)	2013	2012	2013	2012

Summary Statement of Operations Data:
Contract revenues	$254,581	$247,763	$902,729	$998,959
Gross profit	$33,838	$32,916	$124,877	$118,653
Income from operations	$15,786	$15,641	$55,617	$55,762
Net income	$10,022	$9,771	$34,759	$34,262

Per Share Data:
Income per common share (1):
- Basic	$0.47	$0.47	$1.65	$1.67
- Diluted	$0.46	$0.46	$1.61	$1.60
Weighted average number of common shares and potential common shares outstanding :
- Basic	20,974	20,516	20,821	20,391
- Diluted	21,548	21,253	21,431	21,172

	December 31,	December 31,	December 31,	December 31,
(in thousands)	2013	2012	2011	2010

Summary Balance Sheet Data:
Total assets	$525,422	$466,348	$412,568	$380,148
Total stockholders’ equity (book value)	$296,091	$254,690	$215,738	$192,709
Goodwill and intangible assets	$56,798	$57,133	$57,468	$57,803
Total debt	$—	$—	$10,000	$30,000

(1)                    MYR calculates net income per common share in accordance with ASC 260, Earnings Per Share.

MYR GROUP INC.

Unaudited Performance Measures and Reconciliation of Non-GAAP Measures

Three Months and Twelve Months Ended December 31, 2013 and 2012

	Three months ended		Last twelve months ended
	December 31,		December 31,
(in thousands, except per share data, ratios and percentages)	2013	2012	2013	2012

Financial Performance Measures (1):

EBITDA (2)	$23,515	$22,303	$84,785	$80,696
EBITDA per Diluted Share (3)	$1.09	$1.05	$3.96	$3.80
Free Cash Flow (4)	$12,384	$2,104	$52,337	$(7,250)
Book Value per Diluted Share (5)			$13.82	$12.03
Tangible Book Value (6)			$239,293	$197,557
Tangible Book Value per Diluted Share (7)			$11.17	$9.33
Debt Leverage Ratio (8)			0.0	0.0
Asset Turnover (9)			1.94	2.42
Return on Assets (10)			7.5%	8.3%
Return on Equity (11)			13.6%	15.9%

Reconciliation of Non-GAAP measures:
Reconciliation of Net Income to EBITDA:
Net income	$10,022	$9,771	$34,759	$34,262
Interest expense, net	$184	$97	$718	$850
Provision for income taxes	$5,568	$5,697	$20,113	$20,428
Depreciation and amortization	$7,741	$6,738	$29,195	$25,156
EBITDA (2)	$23,515	$22,303	$84,785	$80,696

Reconciliation of Net Income per diluted share to EBITDA per diluted share:
Net Income per share:	$0.46	$0.46	$1.61	$1.60
Interest expense, net, per share	$0.01	$—	$0.03	$0.04
Provision for income taxes per share	$0.26	$0.27	$0.95	$0.97
Depreciation and amortization per share	$0.36	$0.32	$1.37	$1.19
EBITDA per diluted share (3)	$1.09	$1.05	$3.96	$3.80

Calculation of Free Cash Flow:
Net cash flow from operating activities	$23,569	$7,259	$95,062	$29,999
Less: cash used in purchasing property and equipment	$(11,185)	$(5,155)	$(42,725)	$(37,249)
Free Cash Flow (4)	$12,384	$2,104	$52,337	$(7,250)

Reconciliation of Book Value to Tangible Book Value:
Book value (total stockholders’ equity)			$296,091	$254,690
Goodwill and intangible assets			$(56,798)	$(57,133)
Tangible Book Value (6)			$239,293	$197,557

Reconciliation of Book Value per diluted share to Tangible Book Value per diluted share:
Book value per diluted share:			$13.82	$12.03
Goodwill and intangible assets per diluted share			(2.65)	(2.70)
Tangible Book Value per diluted share (7)			$11.17	$9.33

(1)

These financial performance measures are provided as supplemental information to the financial statements. These measures are used by management to evaluate our past performance and prospects for future performance, to review measurements included in the financial covenants in our credit facility and to compare our results with those of our peers.  In addition, we believe that certain of the measures, such as book value, tangible book value, free cash flow, asset turnover, return on equity and debt leverage are measures that are monitored by sureties, lenders, lessors, suppliers and certain investors. Our calculation of each measure is described in the following notes; our calculation may not be the same as the calculations made by other companies.

(2)

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is not recognized under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to net cash flows provided by operating activities as a measure of liquidity. EBITDA is a component of the debt to EBITDA covenant that we must report to our bank on a quarterly basis. In addition, management considers EBITDA a useful measure because it eliminates differences, which are caused by different capital structures as well as different tax rates and depreciation schedules when comparing our measures to our peers’ measures.

(3)

EBITDA per share is calculated by dividing EBITDA by the weighted average number of diluted shares outstanding for the period. EBITDA per diluted share is not recognized under GAAP and does not purport to be an alternative to income per diluted share.

(4)

Free cash flow, which is defined as cash flow provided by operating activities minus cash flow used in purchasing property and equipment, is not recognized under GAAP and does not purport to be an alternative to net income, cash flow from operations or the change in cash on the balance sheet. Management views free cash flow as a measure of operational performance, liquidity and financial health.

(5)	Book value per share is calculated by dividing total stockholders’ equity at the end of the year by the weighted average diluted shares outstanding for the year.
(6)

Tangible book value is calculated by subtracting goodwill and intangible assets outstanding at the end of the period from stockholders’ equity outstanding at the end of the period. Tangible book value is not recognized under GAAP and does not purport to be an alternative to book value or stockholders’ equity.

(7)

Tangible book value per share is calculated by dividing tangible book value at the end of the year by the weighted average number of diluted shares outstanding for the year. Tangible book value per diluted share is not recognized under GAAP and does not purport to be an alternative to income per diluted share.

(8)	The debt leverage ratio is calculated by dividing total debt at the end of the period by total stockholders’ equity at the end of the period.
(9)	Asset turnover is calculated by dividing the current period revenue by total assets at the beginning of the period.
(10)	Return on assets is calculated by dividing net income for the period by total assets at the beginning of the period.
(11)	Return on equity is calculated by dividing net income for the period by total stockholders’ equity at the beginning of the period.